Exhibit 99.1

Axion International Appoints New Director

Bradley C. Love to Provide
Wealth of Finance and Consulting Experience to Axion’s Board

NEW PROVIDENCE, N.J.  March 19, 2010 - Axion International Holdings, Inc. (OTCBB: AXIH), a next-generation technology innovator utilizing recycled plastic for high-load industrial products, announces the appointment of Bradley C. Love to its Board of Directors.

“We are pleased to announce Mr. Love as the newest addition to Axion’s Board,” said James Kerstein, Chief Executive Officer. “His background in finance and consulting are a tremendous benefit for a growing company focused on emerging technologies such as Axion.  We have had the pleasure of working with Mr. Love over the past several years and he has proven to be a significant asset.  As Axion’s new director, he represents a remarkable opportunity for our company to increase awareness through his extensive business relationships and assist us in finding strategic partners.”

Bradley C. Love is an independent financial consultant with over 25 years of business expertise.  Previously, Mr. Love was a Financial Advisor—Business Development with Wachovia Securities.  He received a BBA in Business Management from The College of William and Mary in 1983.

Mr. Love’s appointment was made in conjunction with Marc Green’s resignation from the Board of Directors.  Mr. Green continues to serve as Axion’s President and Treasurer.   For more information please reference Axion’s recently filed Form 8K with the SEC, which is available at www.sec.gov.

About Axion International

Axion International is a green technology company offering cost-effective alternative infrastructure products and structural solutions.  The Company’s "green" proprietary technologies allow for the development and manufacture of innovative structural products made from virtually 100% recycled consumer and industrial plastics. Axion's up-cycled products are an economic and sustainable alternative to traditional building materials such as wood, steel or concrete. Developed in collaboration with scientists at Rutgers University, Axion's patented technologies allow for products that are extremely strong, durable, flexible in design, and low maintenance.

For additional information, please visit Axion’s corporate website: www.axionintl.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Axion’s actual results to differ materially from those currently anticipated, including the risk factors identified in Axion’s filings with the Securities and Exchange Commission.

Company Contact:
Axion International Holdings
James Kerstein, Chief Executive Officer
908-542-0888
kersteinj@axionintl.com
Twitter: @AxionGrowth

Media Contact:
Sean Mahoney
310-867-0670
seamah@gmail.com

Financial Communications Contact:
Trilogy Capital Partners
Darren Minton, Executive Vice President
Toll-free: 800-592-6067
info@trilogy-capital.com